UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2020

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

1-14880	British Columbia, Canada	N/A
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Voting Common Shares, no par value per share	LGF.A	New York Stock Exchange
Class B Non-Voting Common Shares, no par value per share	LGF.B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On December 18, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of Lions Gate Entertainment Corp. (the “Company”) approved a new employment agreement for Michael Burns the Company’s Vice Chair (the “New Employment Agreement’). The New Employment Agreement replaces the Company’s current employment agreement with Mr. Burns, which was originally entered into as of October 30, 2012 and subsequently amended as of November 3, 2016 (the “Prior Employment Agreement”). The New Employment Agreement has the same compensation and other terms of employment as the Prior Employment Agreement, except as described below.

The term of the New Employment Agreement is scheduled to expire on October 30, 2023 (as opposed to the expiration date of October 30, 2022 provided in the Prior Employment Agreement), and the New Employment Agreement gives the Company the right, in its sole discretion, to extend the term of the New Employment Agreement by one additional year (so that the term would expire on October 30, 2024).

The New Employment Agreement also provides for the grant to Mr. Burns of an award of performance-based share appreciation rights (“SARs”) with respect to 1,500,000 of the Company’s Class B non-voting shares (“Class B Shares”). The SARs were granted to Mr. Burns on December 18, 2020, have a per-share exercise price of $8.51 (the closing price of a Class B Share on the date of grant of the award), and vest and become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant (subject to Mr. Burns’ continued employment through the applicable vesting date); provided, however, that no portion of the SARs shall be vested or exercisable prior to the date on which the volume-weighted average of the closing prices of the Class B Shares over a period of thirty consecutive trading days ending on or before December 18, 2023 is greater than or equal to $17.02 (the “VWAP Performance Goal”), in each case in regular trading on the New York Stock Exchange. If the VWAP Performance Goal is not achieved on or before December 18, 2023, the SARs, to the extent then outstanding and whether or not the employment-based vesting requirement described above has been met, will terminate and be cancelled on that date. Notwithstanding the foregoing, if the Company does not extend the term by the additional year noted above and Mr. Burns’ employment terminates on October 30, 2023, and if the VWAP Performance Goal has been achieved prior to that date, then the third tranche of the SAR award shall automatically vest on October 29, 2023. In addition, if prior to December 18, 2023, Mr. Burns’ employment is terminated by the Company without cause, by him for good reason, or due to his death or disability (as such terms are defined in the New Employment Agreement), the SARs that are then outstanding and unvested will remain outstanding (subject to Mr. Burns providing a release pursuant to the New Employment Agreement) and will vest only if the VWAP Performance Goal is achieved on or before December 18, 2023. Upon exercise, the SARs may be settled in cash, the Class B Shares, the Company’s Class A voting shares, or a combination thereof, as determined by the Committee, with the amount of the payment in each case determined based on the value of the Class B Shares at the time of payment (less the applicable exercise price in the case of SARs).

The foregoing summary is qualified in its entirety by reference to the text of the New Employment Agreement, filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement among Michael Burns and Lions Gate Entertainment Corp. dated as of December 18, 2020

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2020

LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By:	/s/ Corii D. Berg
Name:	Corii D. Berg
Title:	General Counsel